UMB SCOUT INTERNATIONAL DISCOVERY FUND

                   FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

         Agreement, made effective as of the 31st day of December 2007, by and between UMB SCOUT FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its UMB SCOUT INTERNATIONAL DISCOVERY FUND series (the "Fund"), and SCOUT INVESTMENT ADVISORS, INC., a Missouri corporation (the "Advisor").

         The Advisor hereby agrees to reduce all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Fund, to the extent necessary so that the Fund's Total Annual Operating Expenses, for a period commencing on the date of this Agreement through October 31, 2009, do not exceed 1.60% of average daily net assets for the Fund

         If the Fund's Total Annual Operating Expenses are below 1.60%, the Trust, on behalf of the Fund, may reimburse the Advisor for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Fund's Total Annual Operating Expenses to exceed 1.60%. The Fund is not obligated to reimburse the Advisor for waived fees or expenses that were assumed by the Advisor more than thirty-six months prior to the date of any such reimbursement.

         This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Advisory Agreement or in the event of merger or liquidation of the Fund.

         The parties hereto have caused this Agreement to be effective as of the 31st day of December, 2007.


                                     UMB SCOUT FUNDS


                                     By: /S/ GARY W. DICENZO
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                                     Name and Title: GARY W. DICENZO - PRESIDENT
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                                     SCOUT INVESTMENT ADVISORS, INC.


                                     By: /S/ C. WARREN GREEN
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                                     Name and Title:  C. WARREN GREEN - CFO
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